Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Descartes Systems Group Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Descartes Systems Group Inc. (the “Company”) of our reports dated March 3, 2021, with respect to the consolidated balance sheets as of January 31, 2021 and January 31, 2020, the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2021, and the effectiveness of internal control over financial reporting as of January 31, 2021, which reports appear in the Annual Report on Form 40-F of The Descartes Systems Group Inc., for the fiscal year ended January 31, 2021.

Our report dated March 3, 2021 on the consolidated financial statements contains an explanatory paragraph that states that the Company has changed its method of accounting for leases in 2020 due to the adoption of Accounting Standards Codification (ASC) Topic 842.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

April 7, 2021